Exhibit 1.1

syngenta

# Articles of Incorporation

Syngenta Ltd.

1		Corporate Name, Registered Office, Purpose and Duration
Corporate name		Article 1

A company limited by shares is formed under the corporate name:

Registered office		Syngenta AG

Syngenta SA

Syngenta Ltd. with its registered office in Basel.

Purpose		Article 2

	1	Purpose of the Company is to hold interests in enterprises, particularly in the areas of agribusiness; in special circumstances the Company may directly operate such businesses.

	2	The Company may acquire, mortgage, liquidate or sell real estate and intellectual property rights in Switzerland or abroad.
Duration		Article 3

The duration of the Company is unlimited.

2	Share Capital
Share capital	Article 4

1	The share capital of the Company is CHF 9,376,289.90, fully paid in and divided into 93,762,899 registered shares. Each share has a par value of CHF 0.10.

2	Upon resolution of the General Meeting of Shareholders registered shares may be converted into bearer shares and bearer shares may be converted into registered shares.

Authorized capital	Article 4bis

1
The Board of Directors shall be authorized to increase the share capital by a maximum of CHF 945,998.50, anytime until April 20, 2012, through issuance of a maximum of 9,459,985 fully paid in registered shares with a par value of CHF 0.10 each. Increases in partial amounts are permitted.

2	The subscription and acquisition of the new shares, as well as each subsequent transfer of shares, are subject to the restrictions set forth in article 5 of these Articles of Incorporation.

3
The Board of Directors shall determine the issue price, the kind of contribution, the date of issuance, the prerequisites for the exercise of preemptive rights and the start date of the dividend entitlement. The Board of Directors may issue new shares through firm underwriting by a bank or a third party with a subsequent offering to the current shareholders. Further, the Board of Directors shall be entitled to limit or to exclude the trading with preemptive rights. The Board of Directors may forfeit non exercised preemptive rights of these shares; it is entitled to place them, or shares with preemptive rights which have been granted but not exercised, at market conditions or otherwise in the interest of the Company.

4
Furthermore, the Board of Directors shall be authorized to limit or exclude the preemptive rights of the current shareholders and to allocate them to third parties in the case of appropriation of the shares:

a)	for the acquisition of corporations, parts thereof or of equity holdings; or

b)	for the financing or refinancing of such transactions by means of an equity placement with one or more investors.

2	Share Capital
Article 5

Share register and restrictions of registration, nominees	1
The Company shall maintain a share register showing the name(s), first name(s), domicile, address and nationality (in the case of legal entities the registered office) of the holders or usufructuaries of registered shares. Holders who may exercise the voting rights of shares which they do not own will be mentioned upon request in the notes of the share register in case their entitlement is based on law (legal usufructuary, mandatory legal representative of a minor and so forth).

2
Upon request acquirers of registered shares are registered in the share register as shareholders with the right to vote, provided that they declare explicitly to have acquired the registered shares in their own name and for their own account.

3
After hearing the registered shareholder or nominee, the Board of Directors may cancel, with retroactive effect as of the date of registration, the registration of shareholders or nominees if the registration was effected based on false information. The respective shareholder or nominee shall be informed immediately of such cancellation.

4
The Board of Directors shall specify the details of registration in specific rules which take into account market practice in all of those markets where shares of the Company are listed. In particular, irrespective of the restriction set forth in Article 5 paragraph 2 above, the Board of Directors may, based on separate regulations or individual agreements, allow the entry into the share register as shareholders with voting rights of nominees that are subject to a recognized banking or financial market supervision.

2		Share Capital
Article 6

Share certificates and intermediated securities	1
The Company may issue its shares as individual share certificates, global share certificates or uncertificated securities. Within the scope of the legal framework, the Company may at any time convert its shares issued in one of the above forms into another without the shareholder’s consent. The costs of such a conversion shall be borne by the Company.

2
The shareholder is not entitled to demand the conversion of shares issued in one form into another. Each shareholder may, however, request from the Company at any time a confirmation of the shares registered in the share register under his name.

3
Intermediated securities („Bucheffekten“) with underlying shares of the Company may not be transferred by way of assignment. Security interests for these intermediated securities cannot be granted by means of assignment.

Exercise of rights		Article 7

	1	The shares are not divisible. The Company accepts only one representative per share.

2
The right to vote and the other rights associated with a share may only be exercised by a shareholder, a usufructuary or a nominee who is registered as a shareholder with the right to vote in the share register.

3	Corporate Bodies
A. General Meeting of Shareholders

Competence	Article 8

The General Meeting of Shareholders is the supreme body of the Company.

Annual General Meeting	Article 9

The Annual General Meeting of Shareholders shall be held each year within six months after the close of the fiscal year of the Company; at the latest twenty days before the meeting, the business report and the report of the Auditors shall be made available for inspection by the shareholders at the registered office of the Company or be sent to all registered shareholders.

Extraordinary General Meeting	Article 10

1	Extraordinary General Meetings of Shareholders shall take place upon request of the Board of Directors or the Auditors.

2
Furthermore, Extraordinary General Meetings of Shareholders shall be convened upon resolution of a General Meeting of Shareholders or if it is requested by one or more shareholders who are representing in the aggregate not less than one tenth of the share capital and submit a petition signed by such shareholder or shareholders specifying the items for the agenda and the proposals.

Convening of General Meetings	Article 11

1
General Meetings of Shareholders shall be convened by the Board of Directors, or, if necessary, by the Auditors, at the latest twenty days before the date of the meeting. The meeting shall be convened by way of a notice appearing once in the official publication organs of the Company. Registered shareholders may also be informed by mail.

3		Corporate Bodies
2
The notice of a meeting shall state the items on the agenda and the proposals of the Board of Directors, and as the case may be of the shareholders who demanded that a General Meeting of Shareholders be convened or that a certain item be included in the agenda and, in case of elections, the names of the nominated candidates.

Agenda		Article 12
1
One or more shareholders whose combined shareholdings represent an aggregate nominal value of at least CHF 10,000.– may demand that an item be included in the agenda of a General Meeting of Shareholders. Such a demand must be made in writing at the latest sixty days before the meeting and shall specify the items and the proposals of such shareholder.

2
No resolution shall be passed at a General Meeting of Shareholders on matters for which no proper notice was given. This provision shall not apply to proposals to convene an Extraordinary General Meeting of Shareholders or to initiate a special audit.

Presiding officer, minutes, vote counters		Article 13
1
The General Meeting of Shareholders shall take place at the registered office of the Company, unless the Board of Directors decides otherwise. The Chairman of the Board of Directors or in his absence the Vice-Chairman or any other Member of the Board of Directors designated by the Board of Directors shall take the chair.

	2	The presiding officer shall appoint a secretary and the vote counters. The presiding officer and the secretary shall sign the minutes.

3	Corporate Bodies

Proxies	Article 14

1	The Board of Directors shall provide for the rules regarding the participation and the representation at the General Meeting of Shareholders.

2
A shareholder may only be represented by his legal representative, another shareholder with the right to vote, proxies designated in agreements with or regulations relating to nominees, corporate bodies (Organvertreter), independent proxies (unabhängige Stimmrechtsvertreter) or by a bank or a broker (Depotvertreter).

3	The Chairman of the General Meeting decides whether a proxy will be accepted.

Voting rights	Article 15

Each share entitles the holder to one vote.

Resolutions, elections	Article 16

1	Unless the law requires otherwise, the General Meeting passes resolutions and elections with the absolute majority of the votes represented.

2	Resolutions and elections shall be taken either on a show of hands or by electronic voting, unless the General Meeting of Shareholders decides for, or the presiding officer orders, a ballot.

3
The presiding officer may at any time have an election or resolution taken on a show of hands or electronically repeated by a ballot, if the results of the first vote appear unclear. In such case, the preceding election or resolution taken on a show of hands or electronically is deemed not to have taken place.

4
In case of elections, if no valid election has been made in the first vote and if there is more than one candidate, the presiding officer shall order a second vote in which the relative majority shall be decisive.

3	Corporate Bodies

Powers of the General Meeting	Article 17

The following powers shall be vested exclusively in the General Meeting:

a)	to adopt and amend the Articles of Incorporation;

b)	to elect the members of the Board of Directors and the Auditors;

c)	to approve the annual report and the consolidated financial statements;

d)	to approve the annual financial statements and to decide on the allocation of profits shown on the balance sheet, in particular with regard to dividends;

e)	to discharge the members of the Board of Directors and the senior management;

f)	to pass resolutions concerning all matters which by law or the Articles of Incorporation are reserved to the authority of the General Meeting.

Special quorum	Article 18

The approval of the least two thirds of the votes represented is required for resolutions of the General Meeting of Shareholders on:

a)	an alteration of the purpose of the Company;

b)	the creation of shares with increased voting powers;

c)	an implementation of restrictions on the transfer of registered shares and the removal of such restrictions;

d)	an authorized or conditional increase of the share capital;

e)	an increase of the share capital made through a transformation of reserves, by contribution in kind, for the purpose of an acquisition of property and the grant of special rights;

f)	a restriction or suspension of preemptive rights;

g)	a change of location of the registered office of the Company;

h)	the dissolution of the Company.

3	Corporate Bodies

B. Board of Directors

Number of Directors	Article 19

The Board of Directors shall consist of a maximum of twelve members who shall be shareholders

Term of office	Article 20

1
The term of office for each member of the Board of Directors shall not exceed three years. A year within the meaning of this provision is the interval between two Annual General Meetings of Shareholders. The term of office shall be determined for each member at the occasion of its election. The several terms of office shall be coordinated so that in each year approximately one third of all members of the Board of Directors shall be subject to re-election or election

2
In the case of replacement elections that occur during a term of office of a director, the successor shall assume the term of office of his predecessor. Members of the Board of Directors whose term of office has expired shall be re-eligible, subject to paragraph 3 hereinafter.

3
The members of the Board of Directors shall automatically retire after the lapse of the twelfth year of office or, if earlier, after the expiry of the seventieth year of age, provided that the retirement shall become effective on the date of the next Annual General Meeting of Shareholders following such event.

Organization of the Board, remuneration	Article 21

1	The Board of Directors shall elect its Chairman and one Vice Chairman from among its members. It shall appoint a secretary who need not be a member of the Board of Directors.

2	The Board of Directors shall determine the remuneration of its members.

3	Corporate Bodies

Convening of meetings	Article 22

The Chairman shall convene meetings of the Board of Directors if and when the need arises or if a member so requires in writing.

Resolutions	Article 23

The Board of Directors may lay down rules on its decision making mechanism in the rules governing its organization.

Power of the Board of Directors	Article 24

1	The Board of Directors has in particular the following nontransferable and inalienable duties:

a)	the ultimate direction of the business of the Company and the giving of the necessary directives;

b)	the determination of the organization of the Company;

c)	the administration of accounting, financial control and financial planning;

d)	the appointment and removal of the persons entrusted with the management and representation of the Company;

e)	the ultimate supervision of the persons entrusted with the management of the Company, specifically in view of their compliance with the law, the Articles of Incorporation, regulations and directives;

f)	the preparation of business reports and the General Meetings of Shareholders and the carrying out of the resolutions adopted by the General Meetings of Shareholders;

g)	the notification of the court if liabilities exceed assets;

h)
the adoption of resolutions concerning the increase of the share capital to the extent that such power is vested in the Board of Directors (Article 651 paragraph 4 of the Code of Obligations), as well as resolutions concerning the confirmation of capital increases and respective amendments to the Articles of Incorporation;

i)	the examination of the professional qualifications of the Auditors.

3	Corporate Bodies

2
In addition the Board of Directors may pass resolutions with respect to all matters which are not reserved to the authority of the General Meeting of Shareholders by law or by these Articles of Incorporation.

Delegation of powers, organizational rules	Article 25

1
The Board of Directors may, subject to Article 24 hereof, delegate the management of the Company in whole or in part to individual or several directors or to third persons (senior management) in accordance with rules governing the internal organization.

2
The rules governing the internal organization shall be enacted by the Board of Directors and shall determine the powers and organization of the Board of Directors and the competencies and duties of the senior management.

Signature power	Article 26

The Board of Directors determines those of its members as well as those third persons who shall have signatory power for the Company and shall further determine the manner in which such persons may sign on behalf of the Company.

3	Corporate Bodies

C. Auditors

Term, powers and duties	Article 27

The Auditors, which shall be elected by the General Meeting of Shareholders each year, shall have the powers and duties vested in them by law.

Special auditor1	Article 28

1 Rescinded as per decision of the Annual General Meeting of April 20, 2010

4		Annual Financial Statements, Consolidated Financial Statements and Profit Allocation

Fiscal year		Article 29

The Board of Directors determines the fiscal year.

Business report		Article 30

The Board of Directors shall prepare for each fiscal year a business report consisting of the annual financial statements for the Company and on a consolidated level (including profit and loss statements, balance sheet and notes to the financial statements) and the annual report. The Board of Directors shall determine the currency in which the consolidated financial statements are reported.

Allocation of profit shown on the balance sheet, reserves		Article 31

1
The General Meeting of Shareholders subject to the legal provisions shall determine the allocation of profit shown on the balance sheet. The Board of Directors shall submit its proposals to the General Meeting of Shareholders.

	2	In addition to statutory reserves, additional reserves may be accrued.

	3	Dividends not claimed within five years after the due date shall remain with the Company and be allocated to the general reserves.

5	Publications and Place of Jurisdiction

Publications	Article 32

Shareholder communications of the Company shall be made in the Swiss Commercial Gazette. The Board of Directors may designate additional forms of publication and shall assure that shareholders in all jurisdictions where the shares of the Company are listed are treated equally.

Place of jurisdiction	Article 33

The place of jurisdiction for any disputes arising from or in connection with the shareholdership in the Company shall be at the registered office of the Company.

6		Contribution in kind

Contribution in kind		Article 34

1
According to the agreement concerning contribution in kind as of 9 November 2000 the Company will receive from Astra Zeneca PLC, London, all 100,000 shares with a par value of CHF 10.– Zeneca Agrochemical Zeta AG, Basel, as a contribution in kind at a price of CHF 3,000,000,000.–. In return the contributor will receive 43,890,186 shares of the Company, fully paid in with a par value of CHF 10.–, which presents a nominal value of CHF 438,901,860.–. The difference between this amount and the aforementioned price of CHF 3,000,000,000.– will be assigned to the general reserves of the Company.

2
According to the agreement subject to US law between Syngenta AG, Basel, Syngenta MergerSub Inc., Wilmington, Delaware (USA), and Novartis Agribusiness Holding Inc., Wilmington, Delaware (USA), as of 8 September 2000 Syngenta AG, Basel, will receive through contribution in kind from Novartis Agribusiness Holding Inc., Wilmington, Delaware (USA), all shares of this corporation existing on 12 November 2000 at a price of CHF 175,000,000.–, which makes Novartis Agribusiness Holding Inc., Wilmington, Delaware (USA), a one-hundred-percent affiliate. In return, also based on this contract, the shareholders of Novartis Agribusiness Holding Inc., Wilmington, Delaware (USA), will receive 17,166,099 fully paid in shares with a par value of CHF 10.– of the Company with a total nominal value of CHF 171,660,990.–. The difference between this amount and the aforementioned price of a total of CHF 3,339,010.– will be assigned to the general reserves of the Company.

7	Merger

Merger	Article 35

In accordance with the merger agreement of 3 November 2000 and the merger balance sheet of 3 November 2000 Novartis Agri Holding AG, Basel, transfers all of its assets and liabilities of CHF 870,776,282.– with the net book value of CHF 686,791,800.– by universal succession to Syngenta AG, Basel. In return the former shareholders of Novartis Agri Holding AG, Basel, will receive 51,498,299 fully paidin shares of the Company with a par value of CHF 10.– with a total nominal value of CHF 514,982,990.–. The difference of CHF 171,808,810.– between the aforementioned amount and the net book value will be assigned to the general reserves of the Company.

Version corresponding to the resolutions of the Annual General Meeting of Shareholders of April 19, 2011.

(The official German version of the Articles of Incorporation is prevailing over the English text).

Syngenta Ltd.
Schwarzwaldallee 215
CH-4058 Basel
Switzerland

T +41 61 323 11 11
F +41 61 323 12 12

www.syngenta.ch